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                                                                   EXHIBIT 99.1

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The Best Information Systems Value in Healthcare!                   CITATION (R)

                                                                     NEWSRELEASE


                                        FOR MORE INFORMATION CONTACT:
                                        Rick Neece, CITATION 314/579-7900
                                        Ned Maniscalco for CITATION 314/982-1700

FOR IMMEDIATE RELEASE

           CITATION COMPUTER SYSTEMS REPORTS FIRST-QUARTER RESULTS

     ST. LOUIS, JULY 20,1998--CITATION Computer Systems, Inc. (NASDAQ; CITA) today announced first-quarter results for its 1999 fiscal year.

     For its fiscal first quarter, which ended June 30, 1998, CITATION reported a loss of $0.03 a share, compared with a loss of $0.04 per share for the first quarter of the prior year. Of the current-year per-share loss, $0.02 resulted from ongoing operations. The remaining loss of $0.0l per share was attributable to the sale of CITATION's financial systems business.

     J. Robert Copper, CITATION's chairman and chief executive officer, stated, "While we are obviously not pleased with our first-quarter results, we believe that we made strategic progress with the sale of our financial systems business and the potential business combination with MEDASYS Digital Systems, which will allow us to focus on our core clinical business. In addition, the first customers for our new Windows NT(R) products, C-COM (communications and clinical data base system) and C-LAB (laboratory information system), received shipments of those products at the end of the quarter.

     "Because C-COM and C-LAB shipped late in the quarter, we didn't see their impact on quarterly earnings," Copper said. "Going forward, though we expect these products to make a positive contribution."

      Revenues for the first quarter of fiscal 1998 totaled $3.4 million, compared with $4.3 million for the same period last year. The decline in revenues was principally in system sales, which declined by $800,000. The company noted that revenues were affected both by the sale of the financial systems business and by customers waiting for new products to become available before making purchasing decisions.



                                    -more-


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CITATION Computer Systems, Inc.
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     Strong cost control programs resulted in generally reduced expenses in the first quarter of the current year when compared with the same period a year ago, keeping the operating loss down. In particular, selling and administrative expense was down more than 29 percent from the year-ago quarter.

     Copper also noted that CITATION's discussions with MEDASYS Digital Systems about a business combination are continuing and that both companies are optimistic that they will complete the transaction. He added that combining companies on two continents, as well as preparing for dual listings on the Paris and NASDAQ stock exchanges, is a complex and time-consuming process.

     CITATION Computer Systems, Inc. is a provider of client/server clinical and managed care systems for the healthcare enterprise. CITATION's clinical and managed care systems are found in approximately 370 healthcare facilities throughout the United States, Canada, the United Kingdom, Ireland, Asia-Pacific, and other countries.

     The preceding discussions of expected future results constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether final costs exceed estimates and other factors discussed in company filings with the Securities and Exchange Commission.

          CITATION--THE BEST INFORMATION SYSTEMS VALUE IN HEALTHCARE

                               (Table attached)

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CITATION Computer Systems, Inc.
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                       CITATION Computer Systems, Inc.
                       Condensed Summary of Operations
                   (in thousands, except per share amounts)



                                                      Three Months Ended
                                                      ------------------
                                                          (unaudited)


                                                      6/30/98    6/30/97
                                                      -------    -------
Net system sales and service revenues:
   System sales                                        $1,336     $2,178
   Service revenue                                      2,078      2,104
                                                      -------    -------
Total revenues                                          3,414      4,282
                                                      -------    -------

Cost of products and services sold:
  System costs                                          1,052      1,748
  Service costs                                           661        419
                                                      -------    -------
Total cost of products and services sold                1,713      2,167
                                                      -------    -------

Gross profit                                            1,701      2,115

Research and development                                  602        532
Selling and administrative expense                      1,263      1,789
Loss on sale of Financial products                         70          -
                                                      -------    -------
Operating loss                                           (234)      (206)

Other income (expense)                                     25        (41)
                                                      -------    -------
Loss before income taxes                                 (209)      (247)
Benefit for income taxes                                  (79)       (94)
                                                      -------    -------

Net loss                                              $  (130)   $  (153)
                                                      =======    =======

Net loss per share - basic and diluted                $ (0.03)   $ (0.04)
                                                      =======    =======
Weighted average shares outstanding -
  Basic and diluted                                     3,811      3,803
                                                      =======    =======